UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

FOSSIL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2280 N. Greenville Avenue
Richardson, Texas	75082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The Board of Directors (the “Board”) has appointed Michael W. Barnes, formerly President of the International and Special Markets Division, to serve as the President and Chief Operating Officer of the Company, effective January 1, 2007.  Mr. Barnes will continue to report directly to the Chief Executive Officer, Mr. Kosta N. Kartsotis.

Mr. Barnes will continue to be an at-will employee of the Company.  In connection with the promotion, the Board has approved a base salary increase from $445,000 to $600,000 for Mr. Barnes.  In March 2007, Mr. Barnes will be eligible to receive a cash bonus pursuant to the Company’s Annual Performance Incentive Plan (the “Bonus Plan”) which, depending on overall Company and individual performance, could be up to 65% of Mr. Barnes’s new base salary.  On February 1, 2007, Mr. Barnes will receive (i) a grant of 10,000 restricted stock units (“RSUs”) pursuant to the Company’s 2004 Long Term Incentive Plan (the “2004 Plan”) and (ii) 40,000 stock appreciation rights (“SARs”) settled in common stock of the Company (the “Common Stock”) pursuant to the 2004 Plan, the strike price of which will be the closing price of the Common Stock on February 1, 2007.  Twenty percent of each award will vest annually on February 1 in each of 2008, 2009, 2010, 2011 and 2012 provided that Mr. Barnes is continuously employed by the Company from and after the award date and through each such anniversary date.

Mr. Barnes is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.  Additional information regarding Mr. Barnes’s age, past positions with the Company, family relationships and business experience was previously reported in the Company’s Definitive Proxy Statement filed on April 17, 2006 in the section titled “Directors and Nominees” beginning on page 5, and is incorporated herein by reference.

The Board has also appointed Mark D. Quick, formerly President of the Accessories Division, to serve as Vice Chairman of the Company, effective January 1, 2007.  Mr. Quick will continue to report directly to the Chief Executive Officer, Mr. Kosta N. Kartsotis.

Mr. Quick will continue to be an at-will employee of the Company.  In connection with the promotion, the Board has approved a base salary increase from $415,000 to $520,000 for Mr. Quick.  In March 2007, Mr. Quick will be eligible to receive a cash bonus pursuant to the Bonus Plan which, depending on overall Company and individual performance, could be up to 65% of Mr. Quick’s new base salary.  On February 1, 2007, Mr. Quick will receive (i) a grant of 5,000 RSUs pursuant to the 2004 Plan and (ii) 20,000 SARs settled in Common Stock pursuant to the 2004 Plan, the strike price of which will be the closing price of the Common Stock on February 1, 2007.  Twenty percent of each award will vest annually on February 1 in each of 2008, 2009, 2010, 2011 and 2012 provided that Mr. Quick (i) is continuously employed by the Company from and after the award date and through each such anniversary date or (ii) otherwise complies with the terms of that certain Letter Agreement dated November 10, 2005 (as referenced in Item 5 of the Company’s Form 10-Q filed on November 10, 2005).

Mr. Quick is not a party to any transaction described in Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.  Additional information regarding Mr. Quick’s age, past positions with the Company, family relationships and business experience was previously reported in the Company’s Definitive Proxy Statement filed on April 17, 2006 in the section titled “Executive Officers” beginning on page 13, and is incorporated herein by reference.

On December 31, 2006, Kosta N. Kartsotis resigned from his position as President of Fossil, Inc. (the “Company”) effective January 1, 2007.  Mr. Kartsotis will continue to serve as the Company’s Chief Executive Officer and a member of the Board.  Also, Stephen Bock, President of the Luxury Division, resigned effective December 31, 2006.

On January 3, 2007, the Company issued a press release announcing the officer appointments described above.  A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits

99.1                           Press Release, dated January 3, 2007, announcing organizational changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 4, 2007

FOSSIL, INC.

By:	/s/ Mike L. Kovar

Name:	Mike L. Kovar

Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 3, 2007, announcing organizational changes.